Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
May 14, 2009	Contact David A. Bochnowski
219-853-7575
John Diederich Joins Peoples Bank
     Munster, Indiana — David A. Bochnowski, Chairman and Chief Executive Officer of the Northwest Indiana Bancorp and its operating subsidiary Peoples Bank, announced today that John Diederich has joined both companies as an Executive Vice-President.
     “With more than 35 years of experience in financial services, John Diederich brings a unique understanding of banking in Northwest Indiana to the Peoples team. We’re very happy to have John on board as we continue to build a distinctive community bank serving retail, commercial, and wealth management customers,” said Bochnowski.
     Diederich most recently served as Regional President for JP Morgan Chase in Northwest Indiana. “I am excited to be a part of the Peoples organization and its strong management team. Peoples has a proven track record of financial strength and, as a community bank, their local decision making ability will drive opportunities for growth throughout Lake and Porter counties,” said Diederich.
     Diederich began his career at the Commercial Bank of Crown Point. Later, he held positions at Gainer Bank, First Chicago NBD and Bank One. “Peoples conducts business with a strong personal approach to banking, a quality that has been foremost in my relationships throughout my banking career. I look forward to helping the Peoples team expand the Bank’s reach throughout Northwest Indiana,” Diederich noted.
     “Throughout his career,” according to Bochnowski, “John has garnered community respect for his commitment to excellence, community involvement, and personal approach to banking. This makes John a perfect fit for the Peoples team, and we fully expect that John will continue to operate in the same fashion.”
     Diederich’s community activities include serving as Chairman of the Crisis Center, past Chairman of the Boys and Girls Clubs of Northwest Indiana, past Chairman of the Northwest Indiana Forum, and past Chairman of the
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Southlake YMCA. He continues to be actively engaged in activities of those organizations as well as the Crown Point Community Foundation, the finance committee of the Diocese of Gary and the Juvenile Diabetes Research Foundation.
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     Peoples Bank currently has ten offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster and Schererville, Indiana. Peoples Bank is a subsidiary of NorthWest Indiana Bancorp. The stock is traded on the OTC Bulletin Board under NWIN. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.